Exhibit 99

FOR IMMEDIATE RELEASE

FOR:QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Jim Olecki Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION REPORTS FISCAL 2005 THIRD QUARTER RESULTS

CHICAGO, IL, April 27, 2005 — Quixote Corporation (Nasdaq: QUIX) today reported results for its third quarter ended March 31, 2005.

For the fiscal 2005 third quarter, net sales were $34,952,000, compared to net sales of $36,169,000 in the third quarter of fiscal 2004.  The operating loss was $231,000 in the fiscal 2005 third quarter, compared to an operating loss of $459,000 in the year ago period.  For the third quarter of fiscal 2005, the net loss was $741,000, or $0.08 per diluted share, compared with net earnings of $446,000, or $0.05 per diluted share, in the third quarter of fiscal 2004.  As previously announced, the Company’s fiscal 2004 third quarter results included a benefit for income taxes of $1,249,000, or $0.14 per diluted share, related to the favorable settlement of a tax audit during the quarter.

For the fiscal 2005 nine-month period, net sales totaled $106,386,000, compared to $110,847,000 in the first nine months of fiscal 2004.  The Company reported an operating loss for the fiscal 2005 nine-month period of $1,527,000, compared to operating income of $4,877,000 in the same period a year ago.  The net loss for the first nine months of fiscal 2005 was $2,041,000, or $0.23 per diluted share, compared to net earnings of $3,233,000, or $0.37 per diluted share, in the fiscal 2004 nine-month period.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Our 2005 fiscal third quarter results were in line with our previous expectations.  These results continue to reflect the impact of the slowdown in demand for our products resulting from delays in the passage of federal highway legislation and constraints on state and municipal spending.  Despite these issues, however, we began to see improved performance during the quarter within our Protect and Direct Group, as revenues increased 9% compared to the third quarter last year.  This was due in part to international sales which increased 16% over the third quarter last year.  The revenue increase led to solid profitability improvements within the Protect and Direct Group, despite the impact of higher raw material costs during the quarter.  This growth was offset, however, by continued soft performance within the Inform Group, as sales declined 14% for this Group during the quarter primarily due to lower sales of intersection control products.”

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Mr. Jezuit continued, “During the quarter, we continued to take actions to better adapt our company to the current market environment and to ensure that we have the financial strength to make investments in future growth. During this third quarter of fiscal 2005, we sold $40 million of 7% Convertible Senior Subordinated Notes with an ultimate maturity date of February 15, 2025 in a private placement.  Proceeds from the private placement were used to pay down our term and revolving credit facilities.  We also entered into a new bank credit agreement on more favorable terms, with a revolving credit facility of $30 million, giving us additional financial flexibility.”

Mr. Jezuit concluded, “While the lack of a definitive federal highway funding bill continues to affect our short-term results and visibility, we have seen encouraging reports that a bill may be approved in the near future.  Although we continue to believe that we will not realize the full benefit of a bill’s passage until fiscal 2006, we have begun to see an increase in bidding activity as we progress into the spring construction season that provides us with cautious optimism.  Despite current industry conditions, we continue work on the development of new and innovative products for the marketplace in anticipation of a more robust transportation funding environment.  Given current market conditions, we expect diluted earnings per share for the fourth quarter of fiscal 2005 to be between $0.14 and $0.20.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, April 27, 2005, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K report  for its fiscal year ended June 30, 2004 and Form 10-Q report for its quarter ended December 31, 2004, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Net sales	$34,952,000	$36,169,000	$106,386,000	$110,847,000
Cost of sales	22,939,000	26,185,000	74,394,000	77,017,000

Gross profit	12,013,000	9,984,000	31,992,000	33,830,000

Operating expenses:
Selling & administrative	10,746,000	9,440,000	29,515,000	26,404,000
Research & development	1,498,000	1,003,000	4,004,000	2,549,000
	12,244,000	10,443,000	33,519,000	28,953,000

Operating profit (loss)	(231,000)	(459,000)	(1,527,000)	4,877,000

Other income (expense)
Interest income		5,000	34,000	25,000
Interest expense	(964,000)	(588,000)	(2,359,000)	(1,590,000)
Other		(212,000)	560,000	(212,000)
	(964,000)	(795,000)	(1,765,000)	(1,777,000)

Earnings (loss) before income taxes	(1,195,000)	(1,254,000)	(3,292,000)	3,100,000
Income tax provision (benefit)	(454,000)	(1,700,000)	(1,251,000)	(133,000)

Net earnings (loss)	$(741,000)	$446,000	$(2,041,000)	$3,233,000

Per share data - basic:
Net earnings (loss)	$(0.08)	$0.05	$(0.23)	$0.38
Average common shares outstanding	8,806,333	8,660,921	8,782,566	8,495,076

Per share data - diluted:
Net earnings (loss)	$(0.08)	$0.05	$(0.23)	$0.37
Average common shares outstanding	8,806,333	8,881,492	8,782,566	8,767,932

Quixote Corporation
Balance Sheet

	As of March 31,	As of June 30,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$669,000	$2,389,000
Accounts receivable, net	31,820,000	33,606,000
Inventories	24,751,000	25,308,000
Other current assets	6,888,000	6,938,000
	64,128,000	68,241,000

Net property, plant and equipment	25,357,000	27,512,000
Intangible assets and other, net	45,698,000	44,129,000
Total assets	$135,183,000	$139,882,000

Liabilities and Shareholders’ Equity
Current liabilities	$19,293,000	$28,268,000
Long-term debt, net	53,723,000	47,014,000
Other long-term liabilities	1,125,000	693,000
Shareholders’ equity	61,042,000	63,907,000
Total liabilities and shareholders’ equity	$135,183,000	$139,882,000

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